                                                                    Exhibit 2.02


                               PURCHASE AGREEMENT


                                    BETWEEN


                           MARK IV INDUSTRIES LIMITED

                                      AND

                  WESTINGHOUSE RAILWAY HOLDINGS (CANADA) INC.

                                      AND

                         WESTINGHOUSE AIR BRAKE COMPANY


                           DATED: SEPTEMBER 19, 1996

                               TABLE OF CONTENTS


                                                SALE OF THE VAPOR BUSINESS  . . . . . . . . . . . . . .      2
 ARTICLE 1.
                                                --------------------------
         1.01             Sale of the Vapor Company Shares  . . . . . . . . . . . . . . . . . . . . . .      2
                          --------------------------------

 ARTICLE 2.
                                                PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . .      3
                                                --------------
         2.01             Purchase Price          . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
                          --------------
         2.02             Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .      3
                          -------------------------
         2.03             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
                          ---------------------
         2.04             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
                          ---------------------
         2.05             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
                          ---------------------
         2.06             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
                          ---------------------
         2.07             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
                          ---------------------
         2.08             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
                          ---------------------

 ARTICLE 3.
                                                CLOSING . . . . . . . . . . . . . . . . . . . . . . . .      3
                                                -------
         3.01             Time and Place of Closing . . . . . . . . . . . . . . . . . . . . . . . . . .      4
                          -------------------------
         3.02             Deliveries by Seller    . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
                          --------------------
         3.03             Deliveries by Buyer     . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
                          -------------------

 ARTICLE 4.
                            REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . . . . . . . . . . . .     6
                            ----------------------------------------
         4.01             Organization of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
                          ----------------------
         4.02             Organization of Vapor Canada  . . . . . . . . . . . . . . . . . . . . . . . .      7
                          ----------------------------
         4.03             Authorization by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
                          -----------------------
         4.04             Ownership of Vapor Canada Equity Interests  . . . . . . . . . . . . . . . . .      8
                          ------------------------------------------
         4.05             Options or Other Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
                          -----------------------
         4.06             Certificate of Incorporation and By-Laws  . . . . . . . . . . . . . . . . . .      9
                          ----------------------------------------
         4.07             Binding Agreements      . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
                          ------------------
         4.08             No Violation            . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
                          ------------
         4.09             Financial Statements    . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
                          --------------------
         4.10             Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . .     12
                          --------------------------
         4.11             Title to Personal Property; Encumbrances; Etc.  . . . . . . . . . . . . . . .     15
                          ----------------------------------------------
         4.12             Real Property           . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
                          -------------
         4.13             Leases                  . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
                          ------
         4.14             Patents, Trademarks, Trade Names, Etc.  . . . . . . . . . . . . . . . . . . .     19
                          --------------------------------------
         4.15             Litigation              . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
                          ----------
         4.16             Banks and Brokers.      . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
                          ------------------
         4.17             Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
                          ----------------------
         4.18             Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
                          ----------------------
         4.19             Environmental Protection  . . . . . . . . . . . . . . . . . . . . . . . . . .     28
                          ------------------------
         4.20             Insurance.              . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
                          ----------
         4.21             Contracts and Commitments.  . . . . . . . . . . . . . . . . . . . . . . . . .     32
                          --------------------------
         4.22             Tax Matters.            . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
                          ------------
         4.23             Labor Relations.        . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
                          ----------------
         4.24             Customers and Suppliers.  . . . . . . . . . . . . . . . . . . . . . . . . . .     37
                          ------------------------

         4.25             Compliance with Law.    . . . . . . . . . . . . . . . . . . . . . . . . . .  .     37
                          --------------------
         4.26             Brokers and Finders.    . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
                          --------------------
         4.27             Product Warranties      . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
                          ------------------
         4.28             Potential Conflicts of Interest.  . . . . . . . . . . . . . . . . . . . . . .      39
                          --------------------------------
         4.29             Disclosure              . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
                          ----------

 ARTICLE 5.
                                REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . . . . .      40
                                ---------------------------------------
         5.01             Organization            . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
                          ------------
         5.02             Authorization by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . .      40
                          ----------------------
         5.03             Binding Agreements      . . . . . . . . . . . . . . . . . . . . . . . . . .  .     41
                          ------------------
         5.04             No Violation            . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
                          ------------
         5.05             Litigation              . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
                          ----------
         5.06             Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
                          ----------------------
         5.07             Purchase for Investment.  . . . . . . . . . . . . . . . . . . . . . . . . . .      43
                          ------------------------
         5.08             Brokers and Finders.    . . . . . . . . . . . . . . . . . . . . . . . . . .  .     43
                          --------------------

 ARTICLE 6.
                                                COVENANTS OF SELLER . . . . . . . . . . . . . . . . . .      43
                                                -------------------
         6.01             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
                          ---------------------
         6.02             Non-Competition.        . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
                          ----------------

 ARTICLE 7.
                                                COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . .      46
                                                ------------------
         7.01             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
                          ---------------------
         7.02             Executive Severance Arrangement . . . . . . . . . . . . . . . . . . . . . . .      46
                          -------------------------------
         7.03             Insurance Coverage      . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
                          ------------------
         7.04             Investigation.          . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
                          --------------

 ARTICLE 8.
                               ADDITIONAL COVENANTS OF BUYER AND SELLER . . . . . . . . . . . . . . . .      48
                               ----------------------------------------
         8.01             Substitute Guarantees and Letters of Credit . . . . . . . . . . . . . . . . .      48
                          -------------------------------------------
         8.02             Access After the Closing Date . . . . . . . . . . . . . . . . . . . . . . . .      49
                          -----------------------------
         8.03             Record Retention        . . . . . . . . . . . . . . . . . . . . . . . . . .        49
                          ----------------
         8.04             Insurance Recovery      . . . . . . . . . . . . . . . . . . . . . . . . . .        50
                          ------------------
         8.05             Tax Matters             . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
                          -----------
         8.06             Tax Refunds             . . . . . . . . . . . . . . . . . . . . . . . . . . .      55
                          -----------
         8.07             Confidentiality         . . . . . . . . . . . . . . . . . . . . . . . . . . .      56
                          ---------------
         8.08             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      57
                          ---------------------
         8.09             Public Announcements    . . . . . . . . . . . . . . . . . . . . . . . . . . .      57
                          --------------------
         8.10             Post-Closing Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . .      57
                          ------------------------
         8.11                                     . . . . . . . . . . . . . . . . . . . . . . . . . . .      57

 ARTICLE 9.
                          SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS . . . . . . . . . . . . . . . .      58
                          ---------------------------------------------
         9.02             Statements as Representations . . . . . . . . . . . . . . . . . . . . . . . .      58
                          -----------------------------
         9.03             Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . .      59
                          -------------------------
         9.04             Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . .      59
                          ------------------------
         9.05             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      59
                          ---------------------
         9.06             INTENTIONALLY DELETED . . . . . . . . . . . . . . . . . . . . . . . . . . . .      59
                          ---------------------
         9.07             Litigation Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . .      59
                          ----------------------
         9.08             Remedies Cumulative     . . . . . . . . . . . . . . . . . . . . . . . . . .        60
                          -------------------

 ARTICLE 10.
                                                MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . .      60
                                                ------------------------
         10.01            Knowledge               . . . . . . . . . . . . . . . . . . . . . . . . . . .      60
                          ---------
         10.02            Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . .      60
                          --------------------------
         10.03            Waiver of Compliance    . . . . . . . . . . . . . . . . . . . . . . . . . . .      61
                          --------------------
         10.04            Notices                 . . . . . . . . . . . . . . . . . . . . . . . . . . .      62
                          -------
         10.05            Assignment              . . . . . . . . . . . . . . . . . . . . . . . . . . .      62
                          ----------
         10.06            Governing Law and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . .      62
                          ------------------------------
         10.07            Counterparts            . . . . . . . . . . . . . . . . . . . . . . . . . . .      62
                          ------------
         10.08            Arbitration             . . . . . . . . . . . . . . . . . . . . . . . . . . .      63
                          -----------
         10.09            Headings                . . . . . . . . . . . . . . . . . . . . . . . . . . .      63
                          --------
         10.10            Entire Agreement        . . . . . . . . . . . . . . . . . . . . . . . . . .  .     63
                          ----------------
         10.11            Third Parties           . . . . . . . . . . . . . . . . . . . . . . . . . .  .     63
                          -------------
         10.12            Severability            . . . . . . . . . . . . . . . . . . . . . . . . . . .      65
                          ------------

                               PURCHASE AGREEMENT

                 THIS PURCHASE AGREEMENT (the "Agreement") is made as of this 19th day of September, 1996, by and between Mark IV Industries Limited, a Canadian corporation, with offices at 6030 Ambler Drive, Mississauga, Ontario L4W 2P1 ("Seller"); and Westinghouse Railway Holdings (Canada) Inc., an Ontario corporation with offices at 3700 Toronto Dominion Bank Tower, Box 20, Toronto Dominion Centre, Toronto, Ontario M5K 1N6 ("Buyer"). As provided on the signature page hereto, Westinghouse Air Brake Company is guarantying and acting as surety for the obligations of Buyer under this Agreement.

                                   RECITALS:
                                    General

                 Seller is the direct owner of all the issued and outstanding capital stock of Vapor Canada Inc., a Canadian corporation ("Vapor Canada"). Mark IV Transportation Products Corp., through its Vapor Division and in combination with Vapor Canada, Vapor UK Limited, Vapor Corp. and Mark IV Netherlands B.V., is engaged in the manufacture and sale of, among other things, door control operating systems and accessories for buses and rail cars, vehicle to wayside communications equipment for use in connection with the monitor of mass transit systems and electrical, HVAC and McCarthy thermal products for use in mass transit vehicles, locomotives and industrial markets (hereinafter the "Vapor Group Business". The business conducted by Vapor Canada shall be referred to as the "Vapor Canada Business".

                 Westinghouse Air Brake Company is the beneficial owner of all the issued and outstanding capital stock of Buyer.

                 Mark IV Transportation Products Corp. and Seller, an indirect wholly-owned subsidiary of Mark IV Industries, Inc. and a direct parent corporation of Vapor Canada, respectively, (collectively, "Mark IV Canada"), acquired the companies and businesses now comprising the Vapor Group Business through (a) the purchase by Mark IV Transportation Products Corp. of substantially all of the assets of Vapor Corporation and Vapor of Pennsylvania, Inc. from Brunswick Corporation, Vapor Corporation, and Vapor of Pennsylvania, Inc. pursuant to an Asset Purchase Agreement dated as of December 21, 1990 and certain documents and instruments relating thereto, and (b) the purchase by Seller of all of the outstanding capital stock of Vapor Canada from Brunswick Corporation and Vapor Corporation pursuant to a Stock Purchase Agreement dated as of December 21, 1990 and certain documents and instruments relating thereto. The acquisitions described in this paragraph are referred to in this Agreement as the "Mark IV Acquisition".

                 Simultaneously herewith Westinghouse Air Brake Company is entering into an agreement with Mark IV Industries, Inc. (the "Other Purchase Agreement") to buy the shares of Mark IV

Netherlands B.V., Vapor Corp., Mark IV Transportation Products Corp. and Vapor UK Limited which Purchase Agreement contemplates a closing simultaneously with the transaction contemplated herein.

                 Seller desires to sell the Vapor Canada Business and Buyer desires to purchase the Vapor Canada Business on the terms and conditions set forth herein.

                                 CONSIDERATION:

                 NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

                                   ARTICLE 1.
                           SALE OF THE VAPOR BUSINESS

                 1.01 Sale of the Vapor Company Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section
3.01 hereof) Seller will sell, transfer, convey and assign to Buyer and Buyer will purchase, acquire and accept from Seller all Seller's rights, title and interest in and to one thousand two hundred (1200) shares of the capital stock of Vapor Canada (the "Vapor Canada Shares").

                 1.02     INTENTIONALLY DELETED

                 1.03     INTENTIONALLY DELETED

                                   ARTICLE 2.
                                 PURCHASE PRICE

                 2.01 Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Vapor Canada Shares shall be equal to Six Million, Four Hundred and Thirty Eight Thousand U.S. Dollars ($6,438,000 U.S.) (the "Purchase Price").

                 2.02 Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account specified by Seller in writing.

                 2.03     INTENTIONALLY DELETED.

                 2.04     INTENTIONALLY DELETED.

                 2.05     INTENTIONALLY DELETED.

                 2.06     INTENTIONALLY DELETED.

                 2.07     INTENTIONALLY DELETED.

                 2.08     INTENTIONALLY DELETED.

                                   ARTICLE 3.
                                    CLOSING

                 3.01 Time and Place of Closing. The closing of the sale and purchase of the Vapor Canada Shares as contemplated by this Agreement (the "Closing") shall take place at the offices of Lippes, Silverstein, Mathias & Wexler LLP, 700 Guaranty Building,

28 Church Street, Buffalo, New York on September 19, 1996 or on such other date as the parties may agree.

                 3.02 Deliveries by Seller. At the Closing, Seller will deliver to Buyer (unless previously delivered):
                          (a)     stock certificates evidencing all of the
Vapor Canada Shares, duly endorsed for transfer to Buyer or accompanied by duly executed stock powers providing for the transfer of the Vapor Canada Shares to Buyer;
                          (b)     the corporate minute books and stock ledgers
of vapor Canada;
                          (c)     the written resignation of the officers and
directors of Vapor Canada;
                          (d)     all consents and approvals from any parties
to any contracts or other agreements with Seller or Vapor Canada as more particularly set forth in Schedule 4.18 attached hereto;

                          (e)     all consents, approvals, authorizations,
filings and registrations required to be obtained or made by Seller under applicable law in connection with the transactions contemplated by this Agreement;
                          (f)     a duly executed Other Purchase Agreement;

                          (g)     a certificate of the Secretary or an
Assistant Secretary of Seller, dated the Closing Date, setting forth resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and certifying that approval by Seller's shareholders is not required, or has been obtained, in connection with this Agreement or the transactions contemplated hereby;

                          (h)     Vapor Canada director's consent authorizing
the transfer of the Vapor Canada Shares to Buyer; (i) a written opinion, dated the Closing Date, from counsel for Seller in a form reasonably acceptable to Buyer; and

                          (j)     all other documents, instruments and writings
reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

                 3.03 Deliveries by Buyer. At the Closing, Buyer will deliver to Seller (unless previously delivered): (a) an amount equal to the Purchase Price, by wire transfer of immediately available funds to such account or accounts as may be designated by Seller in writing;

                          (b)     all consents, approvals, authorizations,
filings and registrations required to be obtained or made by Buyer under applicable law in connection with the transactions contemplated by this Agreement;

                          (c)     all consents and approvals from any parties
to any contracts or other agreements with Buyer as more particularly set forth in Schedule 5.06 attached hereto;

                          (d)     the duly executed Other Purchase Agreement;

                          (e)     a certificate of the Secretary or Assistant
Secretary of Buyer, dated the Closing Date setting forth the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and

                          (f)     all other documents, instruments and writings
reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller hereby represents and warrants to Buyer as follows:
                 4.01 Organization of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has the corporate power and authority to carry on its business as presently conducted.
                 Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure of Seller to be so qualified would have a Material Adverse Effect. As used in this Agreement, a "Material Adverse Effect" with respect to the Vapor Companies (as defined in the Other Purchase Agreement) or the Vapor Business (as defined in the Other Purchase Agreement) means an event, circumstance or condition which:
(i) if quantifiable, would result in a cost, liability or other expense or diminution in value of more than $50,000 U.S. or (ii) if not quantifiable, would otherwise have a material adverse effect on the assets, business or financial condition of the Vapor Companies and the Vapor Business taken as a whole.

                 4.02 Organization of Vapor Canada. Vapor Canada is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated and has the corporate power and authority to carry on its business as presently conducted. Vapor Canada is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure of Vapor Canada to be so qualified would have a Material Adverse Effect.

                 4.03 Authorization by Seller. Seller has ful1 power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller. No other corporate act or proceeding on the part of Seller or Seller's shareholders is necessary to authorize the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement, or the consummation by Seller of the transactions contemplated hereby and thereby.

                 4.04     Ownership of Vapor Canada Equity Interests. (a)
Schedule 4.04(a) attached hereto contains a statement of: (i) the total number, class and par value, if any, of each class of capital stock which Vapor Canada is authorized to issue; and (ii) the total number, class and par value, if any, of each class of capital stock of Vapor Canada which is issued and outstanding together with the identity of the owner (or owners) of all the issued and outstanding shares of each class of capital stock of Vapor Canada;

                          (b)     Except as otherwise set forth in Schedule
4.04(b) attached hereto, Seller is the owner of and has good and marketable title to all the issued and outstanding capital stock of Vapor Canada, free and clear of all material liens, claims, encumbrances or other restrictions or limitations of any kind or nature affecting Seller's ability to transfer title to all of the issued and outstanding shares of capital stock and other equity interests of Vapor Canada to Buyer.

                 4.05 Options or Other Rights. There is no existing subscription, option, warrant, call, commitment or other agreement entitling any third party to and there are no convertible or exchangeable securities of Seller or Vapor Canada outstanding which, upon conversion or exchange would require the issuance of any additional shares of capital stock or other equity interests in or indebtedness of Vapor Canada or any other securities convertible into or exchangeable for shares of capital stock or other equity interests in any of the Vapor Companies. Vapor Canada is not a party to any agreement which would require Vapor Canada to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of capital stock or other equity interests of Vapor Canada.

                 4.06 Certificate of Incorporation and By-Laws. With respect to Vapor Canada, Seller has heretofore delivered to Buyer, true and complete copies of the Certificate of Incorporation (or any other substantially equivalent documentation which has been filed, in connection with the organization of Vapor Canada, with the governmental authorities of the jurisdiction in which Vapor Canada has been incorporated or organized) (such Certificate of Incorporation or substantially equivalent documentation being hereinafter referred to as "Incorporation Documents") and the By-Laws (or any other substantially equivalent documentation regulating the internal affairs of Vapor Canada) (such By-Laws or substantially equivalent documentation being hereinafter referred to as the "By-Laws") as the same are in effect on and as of the date hereof, including all amendments and restatements thereto. In addition, Seller has heretofore made the minute books of Vapor Canada available to Buyer for inspection by Buyer and its representatives.

                 4.07 Binding Agreements. This Agreement constitutes and, when executed and delivered on the Closing Date, each of the other documents to be executed and delivered by Seller to Buyer will constitute, a valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding there for may be brought.

                 4.08 No Violation. Except as set forth in Schedule 4.08 attached hereto, neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will: (a) violate any statute or law, or any rule or regulation of any governmental authority; or (b) violate any order, writ, injunction or decree of any court or governmental agency which is applicable to the Vapor Canada Shares or the business or the assets of Vapor Canada; or (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under), or will result in the termination of, or accelerate the performance required by, or result in in the creation of any material lien, security interest, charge or encumbrance upon any of the Vapor Canada Shares or the material assets of Vapor Canada under any term or provision of: (i) the Incorporation Documents and By-Laws of Seller or the Incorporation Documents and By-Laws of Vapor Canada; or (ii) any material lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character:
(A) to which Seller or Vapor Canada is a party; or (B) by which Vapor Canada or any of its material assets or properties may be bound except in each case, for violations which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

                 4.09 Financial Statements. Seller has heretofore delivered to Buyer the November 30, 1995 Balance Sheet. The November 30, 1995 Balance Sheet fairly presents the assets and liabilities of Vapor Canada at November 30, 1995 and has been prepared on a basis which is consistent with the manner in which the unaudited balance sheets of Vapor Canada dated as of February 28, 1995 and February 29, 1996 (as previously delivered by Seller to Buyer) were prepared. To Seller's knowledge, Vapor Canada has no obligation or liability (contingent or liquidated) that is not the subject of a representation or warranty made in this Agreement that would reasonably be expected to have a Material Adverse Effect except (i) as reflected in the Closing Balance Sheet or (ii) as described in the disclosure schedules delivered herewith.

                 4.10 Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.10 attached hereto, from November

30, 1995 through the date hereof and through the Closing Date, Vapor Canada has not nor will it have:

                          (a)     (i) amended its Incorporation Documents or
its By-Laws; or (ii) merged with or into or consolidated with any other person, firm, corporation or other entity; or (iii) subdivided or reclassified any shares of its capital stock or any of its other outstanding equity interests;

                          (b)     issued, sold, purchased or redeemed or issued
options or rights to subscribe to, or entered into any contracts or commitments to issue, sell, purchase or redeem any shares of its capital stock or other equity interests or any securities convertible into or exchangeable for any of its shares of capital stock or other equity interests;

                          (c)     declared or paid any dividends or declared or
made any distributions of any kind (other than cash distributions) to its stockholders or other owners of any of its outstanding equity interests or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests except for cash receipts remitted to Seller in connection with the ordinary cash management practices of Seller;

                          (d)     entered into or amended any written
employment agreement with any officer, director or general manager of Vapor

Canada; entered into or amended any agreement with any labor union or association representing any employee or entered into or amended in any material respect, any employee benefit plan or arrangement relating to any employees of Vapor Canada, except in each case increases or changes in benefits of not more than four percent (4%) occurring in the ordinary course of business in accordance with the customary practices of Vapor Canada;

                          (e)     suffered any material adverse change in its
financial condition, assets, liabilities or business other than changes which individually or in the aggregate would not have a Material Adverse Effect;

                          (f)     sold, transferred or otherwise disposed of
any of its material assets, properties, or rights other than in the ordinary course of the conduct of its business or cancelled any claims which are material to its business except for those claims which individually or in the aggregate would not have a Material Adverse Effect;

                          (g)     disposed of or permitted to lapse any
material patent, patent application, trademark, trademark registration, trademark application, assumed name, service mark, trade name or copyright application, copyright registration or license, which would have a Material Adverse Effect or disposed of or permitted to lapse any agreement under which it has any material right or license except for dispositions or lapses of any of the foregoing which individually or in the aggregate would not have a Material Adverse Effect;

                          (h)     made any single capital expenditure in excess
of Fifty Thousand Dollars ($50,000.00) or made any commitment to make capital expenditures in excess of Fifty Thousand Dollars ($50,000.00), except for commitments to make such capital expenditures which have been made in the ordinary course of the business of Vapor Canada;

                          (i)     made any material change in any method of
accounting or accounting practice or policy or in its manner of keeping its books, accounts or records;

                          (j)     made any material changes in its warranty
policies;

                          (k)     granted any general increase in excess of
four percent (4%) in the compensation or benefits of any of its officers or employees other than in the ordinary course of business, consistent with past practice (including any such increase pursuant to any bonus, pension, profit sharing, severance or other plan or commitment or periodic performance reviews);

                          (l)     made any loan or advance to any of its
officers, directors or employees other than advances of expenses made in the ordinary course of its business and cash receipts remitted to Seller in accordance with the regular cash management policies of Seller and Vapor Canada; and

                          (m)     to the knowledge of Seller, agreed, whether
in writing or otherwise, to take any of the actions set forth in this Section 4.10.

                 4.11 Title to Personal Property; Encumbrances; Etc. Except as set forth in Schedule 4.11 attached hereto, Vapor Canada has good and marketable title to the material personal property which it purports to own and, on the Closing Date, will have good and valid title to the material personal property which it purports to own in each case, free and clear of any liens, charges or encumbrances (collectively, "Liens") except for Liens which individually or in the aggregate are included as liabilities on the November 30, 1995 Balance Sheet or Liens which do not materially impair or detract from the value of any of the material assets of Vapor Canada.

                 4.12 Real Property (a) Schedule 4.12(a) hereto contains a list of the address of each parcel of real property used by Vapor Canada (hereinafter the "Real Property") and includes a statement of: (i) the approximate square footage of each such parcel of Real Property; (ii) whether such Real Property is owned or leased; (iii) in the case of any Real Property which is owned by Vapor Canada, the identity of the Vapor Company that is the owner of such Real Property; and (iv) in the case of any Real

Property which is leased by Vapor Canada, the identity of the lessee and the lessor of such Real Property.

                          (b)     Except as otherwise set forth in Schedule
4.12(b) attached hereto, Vapor Canada has good and marketable title to the Real Property which Vapor Canada is identified as the owner of, free and clear of all Liens except for (i) Liens for taxes, assessments and other governmental charges relating to the ownership of such Real Property which are not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (ii) Liens which individually or in the aggregate are listed as liabilities on the November 30, 1995 Financial Statement or the Closing Balance Sheet (as defined in the Other Purchase Agreement); and (iii) Liens or minor title defects, if any, which do not materially impair or detract from the value of any of the Real Property (collectively known as "Permitted Encumbrances").

                          (c)     With respect to each parcel of Real Property
which is identified in Schedule 4.12(a) as being leased by Vapor Canada, Vapor Canada has a valid and enforceable leasehold interest in such Real Property and, except as otherwise set forth in Schedule 4.12(c) attached hereto, there are no material defaults which have occurred under the terms of any lease of any Real Property used by Vapor Canada with respect to the obligations of Vapor Canada which is identified in Schedule 4.12(a) as the lessee of any such Real Property or, to the knowledge of Seller, with respect to the obligations of the lessor of such Real Property other than any defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Prior to the date hereof, Seller has delivered to Buyer copies of each lease of any Real Property used by Vapor Canada.

                          (d)     Except as otherwise set forth in Schedule
4.12(d) attached hereto, to the knowledge of Seller, the use, occupancy and ownership (or leasing) by Vapor Canada of any buildings, structures or other improvements located at any Real Property which is identified (in Schedule 4.12(a) attached hereto) as being owned (or leased) by Vapor Canada, does not violate any zoning ordinances or any other codes or regulations except for Permitted Encumbrances or such violations, if any, which, either individually or in the aggregate, would not have a Material Adverse Effect.

                          (e)     Except as otherwise set forth in Schedule
4.12(e) attached hereto, none of the Real Property which is used by Vapor Canada is subject to any pending or, to the knowledge of Seller, threatened condemnation proceeding by any public or quasi-public agency or other authority which has or would have a material adverse effect on the right or ability of Vapor Canada (as described in Schedule 4.12(a) attached hereto) as the owner or lessee of any such Real Property, to continue to conduct its business in the ordinary course.

                          (f)     Except as otherwise set forth in Schedule
4.12(f) attached hereto, to the knowledge of Seller, all of the Real Property which is used by Vapor Canada is benefited by all easements or other rights (including utility service) necessary for Vapor Canada to continue to conduct its business at such Real Property in the ordinary course.

                 4.13 Leases. Schedule 4.13 attached hereto contains a list of each lease relating to any personal property used by Vapor Canada in the conduct of its business which provides for annual lease payments in excess of Twenty-Five Thousand Dollars ($25,000.00) whose term is in excess of one year and which is not cancellable upon 30 or fewer days' notice without any liability, penalty or premium (other than nominal cancellation fee or charge) (the "Leases"). Prior to the date hereof, Seller has delivered to Buyer copies of the Leases including all amendments thereof and all modifications thereto. Except as set forth in Schedule 4.13 attached hereto, Vapor Canada is not in default under the terms of any of the Leases other than any defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

                 4.14 Patents, Trademarks, Trade Names, Etc. To the knowledge of Seller, Vapor Canada owns (or possesses adequate licenses or other rights to use), free and clear of any claims of others all Patents and Trademarks (as defined below), proprietary rights, processes, formulas and other technical knowhow necessary to carry on its business as currently conducted, and Schedule 4.14 attached hereto contains a list and a general description of all material patents, trademarks, trademark registrations, trade names, assumed names, copyrights, copyright registrations and applications therefor, presently owned, held or used by Vapor Canada or with respect to which Vapor Canada owns or holds any license (hereinafter collectively the "Patents and Trademarks"). Except as set forth in Schedule 4.14, Seller has not and, to the knowledge of Seller, Vapor Canada has not, received any written notice that the use by Seller or Vapor Canada of the Patents and Trademarks is unlawful or infringes upon the rights of any person, firm, corporation or other entity. To the knowledge of Seller there is no infringement of any Patents and Trademarks by any third party or any loss, cancellation, termination or expiration of any Patents and Trademarks, except for losses, cancellations, terminations or expirations of any Patents and Trademarks which individually or in the aggregate would not have a Material Adverse Effect. Schedule 4.14 lists all licenses and other rights which have been granted by Vapor Canada for the use of, and all encumbrances on, any Patents and Trademarks or other intellectual property of Vapor Canada.

                 4.15 Litigation. Except as set forth in Schedule 4.15 attached hereto, there are no actions, suits or written claims (including without limitation, product liability claims or claims that Vapor Canada has breached or otherwise failed to perform its obligations under any product or service warranties described in Section 4.27 hereof) or legal, administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or any arbitration tribunal pending or, to Seller's knowledge, threatened against or involving Seller or Vapor Canada which: (a) seek to prevent the consummation of the transactions contemplated by this Agreement; or (b) relate to the business of Vapor Canada and which, if adversely decided, would have a Material Adverse Effect.

                 4.16 Banks and Brokers. Schedule 4.16 attached hereto sets forth the name of each bank, trust company, securities or other broker or other financial institution: (a) with which Seller has any account, lock box, safe deposit box or vault for the exclusive purpose of providing or maintaining banking or other financial services to Vapor Canada; and (b) with which Vapor Canada has any account, lock box, safe deposit box or vault.

                 4.17 Employee Benefit Plans. (a) Except for any individual employment, consulting or severance contracts disclosed in Schedule
4.21 attached hereto, Schedule 4.17(a) attached hereto sets forth a list, and for oral arrangements, a general description, unless such general description has previously been delivered pursuant to Section 4.17(b) hereof for Vapor Canada, of:

                 (i) each personnel practice (hereinafter the "Personnel Practices") including, without limitation, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, bereavement pay programs, company car policies, service award policies, tuition refund policies, relocation assistance policies and patent award policies;

                 (ii) each plan, fund or program constituting an "employee welfare plan" (hereinafter the "Employee Welfare Plans"), including, without limitation, basic and supplemental life insurance, health insurance (including medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance, short and long term disability insurance programs; and

                 (iii) each "employee pension plan" (the "Employee Pension Plans") including, without limitation, pension plans, supplementary pension plans, group registered retirement savings plans, stock purchase plans and profit sharing plans, which is maintained assumed or contributed to by Vapor Canada for the benefit of its employees of former employees (individually a "Plan" and collectively, the "Plans") and there are no other Personnel

Practices, Employee Welfare Plans or Employee Pension Plans for employees or former employees of Vapor Canada. The information in Schedule 4.17(a) includes identification of any Plans for which benefits are completely or partially unfunded or uninsured, the general description of unwritten Plans in such
Schedule is accurate and complete in all material respects, and with respect to the Employee Welfare Plans, the information in Schedule 4.17(a) includes the identification of any benefit improvement that is not yet reflected in the premium applicable to, or claim experience of, any such Plan.

                          (b)     Except as otherwise set forth in Schedule
4.17(b) attached hereto, Seller has previously delivered to Buyer: (i) complete copies of all Plan documents which set forth the terms of each of the Plans as amended and currently in effect and where applicable, complete copies of all related i= documents including trust agreements, insurance contracts, administration agreements and investment management agreements; (ii) a general description of any of the Plans with respect to which no formal plan document has been adopted which general description is accurate and complete in all material respects; (iii) the most recent and all current written communications to employees relating to the Plans, which written communications disclose the terms of the Plans as currently in effect; (iv) with respect to defined benefit Employee Pension Plans, complete copies of the two most recent actuarial valuation reports for each such Plan; and (v) copies of any returns or reports filed in respect of any Plan with any governmental authority within the previous thirty-six (36) months.

                          (c)     Except as otherwise set forth in Schedule
4.17(c) attached hereto, to the knowledge of Seller, each of the Plans have been duly registered where required by, and are in good standing under, all applicable legislation including, without limiting the generality of the foregoing, the Income Tax Act (Canada) and the Supplemental Pension Plans Act (Quebec). To the knowledge of Seller, all required employer contributions under any such Plans have been made, the applicable funds have been funded in accordance with the terms thereof, no past service funding liabilities exist thereunder and each such Plan has been and is being administered in accordance with its terms. To the knowledge of Seller (i) there is no liability, contingent or otherwise, relating to any Plan or accessory insurance policy or other related funding arrangement for any Plan, including rate adjustments, loss sharing arrangements or other liabilities that would have a Material Adverse Effect, (ii) there are no actions, suits, arbitrations, or proceedings pending against any Plan, against the assets of any of the trusts under any Plan or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation and investment of such Plans which would have a Material Adverse Effect (other than routine benefit claims), and (iii) no facts exist that would form the basis for any such liability, action, suit arbitration, or proceeding described in clause (i) or (ii) above.

                          (d)     Neither Seller nor Vapor Canada has any
contract, plan, or commitment, whether legally binding or not, to create any additional Plans or to modify any existing Plan except for such amendments, if any, that may be required by any other applicable law.

                          (e)     With respect to any period for which any
contribution or other payment (including benefit payments) to or in respect of any Plan has accrued but is not yet due or owing, Vapor Canada has made due and sufficient current accruals for such contributions and other payments in accordance with generally accepted accounting principles, in compliance with CICA requirements where applicable to any particular Plan, and in compliance with the Statement of Financial Accounting Standards No. 106 and No. 112 of the Financial Accounting Standards Branch with respect to post-retirement and post-employment non-pension benefit liabilities respectively, where relevant, and such current accruals through the end of Vapor Canada's most recent fiscal year are duly and fully provided for in the financial statements of such entity for the period then ended;

                          (f)     Vapor Canada is in good standing with respect
to all government-sponsored medical, welfare, workers' compensation and pension plans to which it contributes or is assessed for contributions in respect of its employees or former employees and to the knowledge of Seller: (i) there is no liability, contingent or otherwise, relating to any such government sponsored plan that would have a Material Adverse Effect, and (ii) no facts exist that would form the basis for any liability described in clause (i) above;

                          (g)     Each Plan is the responsibility of Vapor
Canada only and there are no Plans with respect to which Seller or any other company participates in any way, and no employee or former employee of Vapor Canada has any rights under any benefit plan or policy of Vapor Canada other than under the Plans;

                          (h)     All amounts paid by Vapor Canada under the
provisions of any pension Plan will be fully deductible for income tax purposes;

                          (i)     Vapor Canada has not withdrawn any surplus
assets from any pension Plan and no application for withdrawal of surplus assets has been made or is pending with the Regie des rentes du Quebec, Revenue Canada or any other governmental agency. In addition, Vapor Canada is entitled, by law and pursuant to the terms of any pension Plan, to apply surplus assets in any such Plan to offset any requisite employer contributions thereto;

                          (j)     With respect to each Plan, appropriate
funding is in place, either through one or more accessory insurance policies, through a trust or other mechanism, or by making an appropriate provision in Vapor Canada's financial statements as described in Section 4.17(e);

                          (k)     Except for death or retirement benefits under
any pension Plan or coverages required by applicable law, no Plan provides benefits beyond retirement or other termination of employment except for benefits whose cost is fully borne by present or past employees of Vapor Canada or for benefits for which an appropriate present value accrual has been made in the financial statements of Vapor Canada as described in Section 4.17(e); and

                          (l)     Nothing has occurred which would result in
the revocation of the registration of any pension Plan under the Supplemental Pension Plans Act (Quebec) or the Income Tax Act (Canada).

                 4.18 Consents and Approvals. Except for consents listed in Schedule 4.18 attached hereto and for the filing of a notice under the Investment Canada Act and pre-merger notification documentation under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") and the expiration of all applicable waiting periods thereunder, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby except where the failure to obtain any such permit, consent, approval or authorization or where the failure to make any such declaration, filing or registration would not have a Material Adverse Effect. Schedule 4.18 attached hereto also contains a list of all material consents, approvals, authorizations, declarations, filings, or registrations which, to the knowledge of Seller, are required to be obtained by Vapor Canada from any governmental agency or authority in connection with the conduct of their respective businesses.

                 4.19     Environmental Protection.  (a) Except as set forth in
Schedule 4.19(a) attached hereto, to the knowledge of Seller, Vapor Canada has obtained all permits, licenses and other authorizations which: (i) are required to be obtained by Vapor Canada under any applicable federal, provincial, municipal and foreign laws relating to pollution or protection of the environment, (hereinafter referred to as "Environmental Laws"), including, without limitation, laws relating to emissions, discharges, releases or threatened releases into the environment (including, without limitation, ambient air, surface water, ground water or land) of any substances identified in any such Environmental Laws (such substances being hereinafter referred to as "Regulated Materials"); and (ii) relate to the manufacture, processing, distribution, treatment, storage, disposal, transport, or handling of Regulated Materials, except for those permits, licenses or other authorizations the absence of which will not have a Material Adverse Effect.

                          (b)     Except as set forth in Schedule 4.19(b)
attached hereto, to the knowledge of Seller, Vapor Canada (and each property owned, leased or operated by Vapor Canada) is in compliance with: (i) all terms and conditions of all permits, licenses and authorizations required under the terms of any Environmental Laws; (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in any of the Environmental Laws as applicable to Vapor Canada; and
(iii) all plans, orders, decrees, judgments, injunctions, notices or demand letters applicable to Vapor Canada and issued, entered, promulgated or approved under any of the Environmental Laws, except for such non-compliance which would not have a Material Adverse Effect.

                          (c)     Except as set forth in Schedule 4.19(c)
attached hereto, neither Seller nor Vapor Canada has received any notice that any past or present conditions, circumstances, activities, practices, incidents or actions of any Vapor Company relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Regulated Material or relating to any emission, discharge, release or threatened release into the environment of any Regulated Material: (i) may interfere with or prevent compliance or continued compliance by any of the Vapor Companies with any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; (ii) may give rise to any common law or legal liability; or (iii) may otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, unless the alleged violation or noncompliance with any Environmental Laws which forms the basis of any notice described above in this Section 4.19(c), if uncured or unsettled, would not reasonably be expected to have a Material Adverse Effect.

                          (d)     Except as set forth in Schedule 4.19(d)
attached hereto, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or to the knowledge of Seller, threatened against Vapor Canada relating in any way to any violation of any of the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                          (e)     To the knowledge of Seller, there has been
no release of any hazardous or toxic materials, pollutants or contaminants in, on or affecting any properties owned, leased or operated by any Vapor Company. Except as set forth on Schedule 4.19(e), no underground storage tanks are located at any property now owned or leased by Vapor Canada, or at any other property now operated by Vapor Canada. To the knowledge of Seller, all above-ground storage tanks located on any property now owned, leased or operated by Vapor Canada have been used and maintained in compliance with all applicable legal requirements, and no leakage or spillage has occurred with respect to any such storage tank which would have a Material Adverse Effect.

                          (f)     Schedule 4.19(f) lists all environmental
assessments, investigations, surveys, sample results, reports of releases, notices of violation, and administrative orders or judicial proceedings relating to environmental compliance and conditions, from the records of Vapor Canada.

                          (g)     None of the Vapor Companies nor the Vapor
Business are the subject of any remedial order issued, filed or imposed pursuant to any Environmental Law nor, to the knowledge of the Sellers or any of the Vapor Companies, has any investigation, evaluation or other proceeding been commenced to determine whether any such remedial order is necessary. Except as disclosed in Schedule 4.19(a), none of the Vapor Companies has been charged with or convicted of an of fence for non-compliance with or breach of any Environmental Laws nor has any Vapor Company been fined or otherwise sentenced for non-compliance with or breach of any Environmental Laws nor has any Vapor Company settled any prosecution short of conviction for non-compliance with or breach of any Environmental Laws.

                 4.20 Insurance. Schedule 4.20 attached hereto contains a general description (including the amount of any applicable deductibles) of all policies of fire, liability, and other forms of insurance owned or held by Seller or Vapor Canada and issued with respect to or covering risks associated with the assets, properties or business of Vapor Canada. To the knowledge of Seller, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received by Seller or Vapor Canada with respect to any such policy. To the knowledge of Seller, such policies are valid, outstanding and enforceable policies; will remain in full force and effect through the respective dates set forth in
Schedule 4.20 without the payment of additional premiums; and will not, with respect to all periods up to and including the Closing Date, in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement except to the extent set forth in Schedule 4.20.

                 4.21 Contracts and Commitments. (a) Except for leases required to be disclosed pursuant to Sections 4.12 and 4.13 hereof, Plans required to be disclosed pursuant to Section 4.17(a) hereof, insurance policies required to be disclosed by Section 4.20 hereof and the Other Purchase Agreement, Schedule 4.21(a) attached hereto contains a list of each written contract, subcontract, agreement, commitment, option, note, bond, mortgage, indenture, deed of trust, guarantee, franchise or license which: (i) (A) requires payments in excess of One Hundred Thousand U.S. Dollars ($100,000.00 U.S.) per year; (B) contains the terms and conditions: (I) upon which any person is employed as an officer, general manager, or consultant; or (II) upon which any severance or other termination payments are payable; (C) provides preferential rights to purchase any material quantity of any assets; (D) limits the freedom of any party to engage in any business in any geographic area; (E) contains any "change in control" provision which would be breached by the consummation of the transactions contemplated by this Agreement; or (F) contains the terms of any guaranty of the payment or performance of any liabilities or obligations the cost of the payment or performance of which liabilities or obligations exceeds, in the aggregate, an amount equal to One Hundred Thousand U.S. Dollars ($100,000 U.S.); (G) is a joint venture or partnership agreement or similar arrangement; or (H) to which any officer or director of Vapor Canada, or a member of any such person's immediate family, is a party or (I) which evidences indebtedness of Vapor Canada, and (ii) (A) Seller is a party to and relates exclusively to the Vapor Business (hereinafter individually referred to as a "Seller Contract" and collectively as the "Seller Contracts"); or (B) Vapor Canada is a party to or the beneficiary of (hereinafter individually referred to as a "Vapor Company Contract" and collectively as the "Vapor Company Contracts"). Prior to the date hereof Seller has delivered or otherwise made available to Buyer, copies of Seller Contracts and the Vapor Company Contracts including all amendments thereof and modifications thereto.

                          (b)     Except as set forth in Schedule 4.21(b)
attached hereto, to the knowledge of Seller, each of the Seller Contracts and the Vapor Company Contracts are valid, binding and in full force and effect and enforceable in accordance with its terms except to the extent that: (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                          (c)     Except as set forth in Schedule 4.21(c)
attached hereto, Seller is not in default with respect to any of its obligations under any of the Seller Contracts which, individually or in the aggregate, would have a Material Adverse Effect, and, to the knowledge of Seller, there is no basis for any claim that any other parties to any of the Seller Contracts is in default with respect to its obligations under such Seller Contracts; and

                          (d)     Except as set forth in Schedule 4.21(d)
attached hereto, to the knowledge of Seller, Vapor Canada is not in material default with respect to its obligations under any of the Vapor Company Contracts which, individually or in the aggregate, would have a Material Adverse Effect, and, to the knowledge of Seller, there is no basis for any claim that any other party to any of the Vapor Company Contracts is in material default with respect to its obligations under such Vapor Company Contracts.

                 4.22    Tax Matters.  (a)  Except as set forth in Schedule
4.22 attached hereto, each of Seller and Vapor Canada has filed or caused to be filed with the appropriate governmental agencies all Tax Returns (as hereinafter defined) required to be filed prior to the date hereof with respect to Vapor Canada and their respective operations and assets for all periods ending on or prior to the date hereof. In addition, except as otherwise set forth in
Schedule 4.22 attached hereto, Seller has paid, or caused to be paid in full, all Taxes shown to be due on such Tax Returns for such periods, except for such Taxes the nonpayment of which would not have a Material Adverse Effect. There are no liens with respect to Taxes upon any of the material assets of Vapor Canada.

                 (b) For the purposes of this Agreement: (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sales and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) imposed by the United States or any other jurisdiction, and any state, province, county, local or other government, taxing authority, or subdivision thereof; (ii) "Income Taxes": shall mean all taxes (including any interest, penalties or additions attributable or imposed on or with respect to such taxes) imposed by the United States or any other jurisdiction or by any state, province, county, local or other government, taxing authority or subdivision thereof, solely with respect to any income of Seller or any of the Vapor Companies excluding, specifically, any sales taxes, transfer taxes, real or personal property taxes; and (iii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Taxes (whether or not such Taxes are imposed on Seller) or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 4.23 Labor Relations. Schedule 4.23 attached hereto contains a list of each contract or other agreement between Seller or Vapor Canada and any labor union or other association representing any employees of Vapor Canada (each such contract being hereinafter referred to as a "Labor Agreement"). Prior to the date hereof, Seller has delivered to Buyer true and complete copies of each Labor Agreement listed in Schedule 4.23 attached hereto. In addition, except to the extent set forth in Schedule 4.23 attached hereto: (a) there is no unfair labor practice charge, or complaint or other action against Vapor Canada pending or, to the knowledge of Seller, threatened before the Ontario Labour Relations Board, the Quebec labour commissioner general or any other governmental authority or agency, and Vapor Canada is not subject to any order to bargain by the Ontario Labour Relations Board, the Quebec labour commissioner general or any other governmental authority or agency; (b) there is no, and during the past three years there has been no labor strike or work stoppage actually pending or, to the knowledge of Seller, threatened against or affecting Vapor Canada; (c) no question concerning representation is pending or to Seller's knowledge is threatened respecting the employees of Vapor Canada; and (d) no written grievance by Vapor Canada employees which might have a Material Adverse Effect is pending.

                 4.24     Customers and Suppliers.  Except as disclosed in
Schedule 4.24, Vapor Canada is not engaged in any dispute with any of its customers or suppliers except for disputes with customers or suppliers which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                 4.25 Compliance with Law. Except for matters pertaining bathe Plans which are provided for in Section 4.17 and matters pertaining to Environmental Laws which are provided for in Section 4.19, the operations of Vapor Canada are and have been, conducted in accordance with all applicable laws, regulations and other requirements of all U.S. and foreign national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over or the business of Vapor Canada, including, without limitation, all such laws, regulations and requirements relating to employment of unauthorized aliens, competition, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities, except for deviations from, or noncompliance with, such laws arising from the operations of Vapor Canada which, individually or in the aggregate would not have a Material Adverse Effect. Except as set forth in
Schedule 4.25 attached hereto, to the knowledge of Seller, Vapor Canada has not received any written notification of any asserted failure by Seller or Vapor Canada to comply with any such laws, rules or regulations.

                 4.26     Brokers and Finders.  Except as set forth in Schedule
4.26 attached hereto, neither Seller nor Vapor Canada, nor any of the officers, directors or employees thereof, as the case may be, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. All such fees and commissions will be paid by Seller and will not be charged to any Vapor Group Member after August 31, 1996.

                 4.27 Product Warranties. The standard product or service warranties, indemnifications and guarantees which Vapor Canada extends to its customers in the ordinary course of the conduct of its business, copies of which have been delivered to Buyer, are identified in Schedule 4.27 attached hereto. Schedule 4.27 also contains a general description of any product or service warranties, indemnifications or guarantees extended by Vapor Canada to any material customer, the terms of which are materially different from the standard product or service warranties, indemnifications or guarantees otherwise described in Schedule 4.27 attached hereto. No material warranties, indemnifications or guarantees are now in effect or outstanding with respect to products or services manufactured, produced or performed by Vapor Canada in the ordinary course of conduct of its business, except for warranties implied by law and warranties, indemnifications and guarantees of the types identified in Schedule 4.27 attached hereto.

                 4.28 Potential Conflicts of Interest. Except as set forth in Schedule 4.28 attached hereto, no contract, agreement or arrangement (excluding employment agreements and rights arising under any of the Plans) providing for the purchase or sale of any goods or services or relating to any interest in any property, whether real or personal, or tangible or tangible, which is used by or relates to Vapor Canada exists between: (a) Seller and Vapor Canada; (b) Seller and any officers or directors of Vapor Canada; or (c) between Vapor Canada and any officers or directors of Vapor Canada. Except as set forth in Schedule 4.28 attached hereto, none of the officers or directors of Seller and none of the stockholders, officers or directors of Vapor Canada has any cause of action or other claim whatsoever against Vapor Canada.

                 4.29 Disclosure. Disclosure of any fact or information in any Schedule required by this Article 4 shall be deemed for purposes of this Agreement to be disclosure on any other Schedule required by any Section of this Agreement on which such item could have been listed pursuant to this Agreement.

                                   ARTICLE 5.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants to Seller as follows:

                 5.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Ontario, and has the corporate power and authority to carry on its business as presently conducted.

                 5.02 Authorization by Buyer. Buyer has full corporate power and authority to enter into, execute and deliver this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement and to carry into effect the transactions contemplated hereunder and thereunder. At Closing, the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereunder and thereunder will have been duly authorized by all necessary corporate action on the part of Buyer. At Closing, no other corporate act or proceeding on the part of Buyer or its stockholders is necessary to authorize the execution and delivery of this Agreement and each of the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement or the consummation of the transactions contemplated hereby and thereby.

                 5.03 Binding Agreements. This Agreement constitutes, and, when executed and delivered on the Closing Date, each of the other documents and instruments to be executed and delivered by Buyer to Seller will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally; and, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 5.04 No Violation. Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby will: (a) to the knowledge of Buyer, violate any statute or law, or any rule or regulation of any governmental authority; (b) violate any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under) or will result in the termination of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material assets of Buyer under any term or provision of: (i) the Articles of Incorporation or By-Laws of Buyer; or (ii) any material lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

                 5.05 Litigation. There are no actions, suits or claims or legal, administrative, equitable or arbitration proceedings or outstanding orders, judgments, injunctions, awards or decrees of any court, any governmental or regulatory body or arbitration tribunal pending, or to the knowledge of Buyer, threatened against or involving Buyer which: (a) seek to prevent the consummation of the transactions contemplated by this Agreement; or
(b) relate to_the business or operations of Buyer and which, if adversely decided, would prevent Buyer from meeting its obligations hereunder.

                 5.06 Consents and Approvals. Except for consents listed in Schedule 5.06 attached hereto and for the filing of a notice under the Investment Canada Act, pre-merger notification documentation under the HSR Act and the expiration of all applicable waiting periods thereunder, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental agency or authority or any other person, firm or corporation is necessary or required to be obtained in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

                 5.07 Purchase for Investment. Buyer is purchasing the Vapor Canada Shares for investment and not for resale or distribution and Buyer will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the Vapor Company shares in violation of any applicable securities laws or regulations.

                 5.08 Brokers and Finders. Except as set forth in Schedule 5.08, neither Buyer, nor any of its officers, directors or employees, as the case may be, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 6.
                              COVENANTS OF SELLER

                 6.01     INTENTIONALLY DELETED.

                 6.02 Non-Competition. As a part of the inducement to Buyer to enter into this Agreement, Seller hereby agrees that for a period of five (5) years (the "Covenant Term") from the date hereof, Seller shall not, nor shall any division of Seller or any corporation in which Seller directly or indirectly owns more than twenty-five percent (25%) of the total number of outstanding shares entitled to vote, or their successors and assigns (hereinafter referred to as "Seller's Affiliates") without the prior express written consent of Buyer, own, manage, operate, participate in or control, directly or indirectly, any business, firm or corporation which is engaged anywhere in the world in the manufacture or sale of any products which are the same as or similar to, or which compete with, products manufactured or sold by Vapor Canada prior to the Closing Date (hereinafter the "Competing Products"), except in the case of products specifically described in Schedule 6.02 hereto. Notwithstanding the foregoing, nothing herein shall be deemed to limit or otherwise restrict the rights of any division, subsidiary or affiliate of Seller, including, without limitation, the Luminator Aircraft and Luminator Mass Transit Divisions of Luminator Holding, LLC, Automatic/Eagle Holding, LLC, the IVHS and F-P Displays Divisions of Mark IV Industries Limited, IVHS, Inc., F-P Displays, Inc., and Interstate Highway Sign Corp., from continuing, after the Closing Date, to conduct its business in the same manner as such business was conducted prior to the Closing Date (including the sale of Competing Products if sold prior to the Closing Date) or from engaging, after the Closing Date, in the manufacture and sale of any Competing Products specifically identified on Schedule 6.02, nor shall this provision be binding upon the successors and assigns of the foregoing entities, provided that the same are not affiliates of Seller. Ownership or purchase by Seller at or after the time of Closing, of less than ten percent (10%) of the issued and outstanding capital stock of any enterprise engaged in the production or sale of Competing Products, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities shall not be deemed a violation of this Section 6.02. In addition, Seller shall not be deemed to be in violation of this Section 6.02 in the event that, following the Closing Date, Seller or any division or subsidiary of Seller acquires substantially all the assets of any person, firm or corporation or a majority of the issued and outstanding capital stock of any corporation and, following such acquisition, less than ten percent (10%) of the annual sales of any such acquired company is attributable to sales of Competing Products. Upon breach by Seller of any provision of this Section 6.02, Buyer shall be entitled to injunctive relief, both preliminarily and permanently, since the remedy at law would be inadequate and insufficient. Additionally, Buyer will be entitled to all such other legal and equitable remedies as may be available to it. In the event any of the provisions of this Section 6.02 are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

                                   ARTICLE 7.
                               COVENANTS OF BUYER

                 7.01     INTENTIONALLY DELETED.

                 7.02 Executive Severance Arrangement. Schedule 7.02 lists certain individuals who have severance agreements with Mark IV Industries, Inc. Such agreements extend for two years after the Closing Date (the "Severance Period"). Buyer shall cause Vapor Canada to make any payments due under such agreements during the Severance Period. Thereafter, such individuals will be entitled only to such severance benefits as are provided under Buyer's employment policies as then in effect. Notwithstanding anything herein to the contrary, Seller shall make any payments due under the severance agreement between David Kerr and Mark IV Industries, Inc. during the first year of the Severance Period. Buyer shall cause Vapor Canada to make any payments thereafter due under the severance agreement between David Kerr and Mark IV Industries, Inc.

                 7.03 Insurance Coverage. Buyer acknowledges that the insurance coverage which Seller maintains with respect to Vapor Canada including, without limitation, general liability, product liability, auto liability, property, commercial umbrella, excess umbrella, aircraft products, fiduciary liability, crime liability insurance coverage is maintained by Seller under policies with respect to which Seller is the named insured and Vapor Canada is an additional insured. Buyer acknowledges that effective as of the

Closing Date, Seller intends to remove Vapor Canada from the insurance coverage provided by such insurance policies to the extent that such insurance coverage relates to and the business and assets of Vapor Canada with respect to any periods arising at any time on or after the Closing Date. Accordingly, Buyer acknowledges that insurance protection may not be available to Buyer under any insurance policies maintained by Seller with respect to any injury, loss or damage which Buyer, Vapor Canada, or any third party may suffer as a result of any event, occurrence or circumstance existing or occurring with respect to Vapor Canada at any time on or after the Closing Date.

                 7.04 Investigation. Buyer acknowledges that, except for the representations and warranties of Seller contained in or made pursuant to
Article 4 hereof, or in any certificate, document or instrument delivered pursuant to this Agreement, neither Seller nor any of its officers, employees, agents, stockholders, affiliates, consultants, investment bankers, legal advisors or other representatives shall: (a) be deemed to have made any representations, warranties or assurances of any kind; and (b) have any liability or obligation to Buyer in respect of any statement or assurance made to Buyer in connection with the transactions contemplated herein, including, without limitation, statements set forth in a Confidential Offering Memorandum dated November, 1995 and provided to Buyer or any written or oral statements made by any employee or representative of Seller or

Vapor Canada in connection with any presentations made with respect to the Vapor Business.

                                   ARTICLE 8.
                    ADDITIONAL COVENANTS OF BUYER AND SELLER

                 8.01 Substitute Guarantees and Letters of Credit. Buyer shall use reasonable best efforts to obtain substitute guarantees, letters of credit, performance bonds, surety bonds and similar arrangements with respect to the Vapor Business listed on Schedule 9.04 as promptly as practicable after the Closing Date and in any event within 60 days thereafter. During such period (not to exceed 60 days after the Closing Date) Seller shall cause all such outstanding arrangements with respect to the Vapor Business or Vapor Canada to be maintained. Buyer shall indemnify and hold Seller and any affiliate company of Seller harmless for any losses or liabilities arising under such continued arrangements after the Closing.

                 8.02 Access After the Closing Date. Seller agrees with Buyer that, on and after the Closing Date, each, upon reasonable advance notice from the other (which notice shall include specific reference to the material requested and the purpose therefor) and with the consent of the other party (which consent shall not be unreasonably withheld), will permit the other and their respective representatives (including their counsel and auditors), during normal business hours to have access to and examine and make copies of all books and records of the other which pertain to the business and assets of Vapor Canada including, but not limited to, correspondence, memoranda, books of account, payroll records, computer records, insurance policies and the like. All actual costs incurred in connection with locating, preparing, collecting and photocopying any such material shall be borne by the party requesting the same.

                 8.03 Record Retention. For a period consistent with each party's respective customary practice of record retention, or, in the case of books or records with respect to which there is an applicable statute of limitations, for a period until the expiration of such statute of limitations (or any later date to which such statute of limitations may have been extended in a particular instance by written agreement with a regulatory authority or by judicial or administrative order), Buyer and Seller each agree to maintain all material books or records existing at Closing and pertaining to the business or assets of Vapor Canada.

                 8.04 Insurance Recovery. To the extent that Buyer may be able to claim recovery under any insurance policies maintained by Seller with respect to the Vapor Business for any claims relating to the Vapor Business, Seller will cooperate with Buyer and take such action as Buyer may reasonably request to facilitate Buyer's efforts to obtain such recovery.

                 8.05 Tax Matters. (a) For purposes of this Section 8.05, "Effective Date" means August 31, 1996. Seller shall be responsible for filing, or causing to be filed, within the time and in the manner prescribed by law, all consolidated, combined or unitary Tax Returns with respect to any Income Taxes payable by Seller and Vapor Canada for all taxable periods of Seller and Vapor Canada ending on or before the Effective Date. Following the Effective Date, Seller will pay or cause to be paid in full all Income Taxes attributable to Vapor Canada and its operations and assets and either (i) shown to be due on such Tax Returns, or (ii) otherwise due or claimed to be due from Vapor Canada by any taxing authority for all periods up to and including the Effective Date. Seller shall also be responsible for filing, or causing to be filed, within the time and in the manner prescribed by law, all consolidated, combined or unitary Tax Returns which are required to be filed (after taking into consideration any available extensions for the filing of such Tax Returns) prior to the Effective Date with respect to any Taxes (other than Income Taxes) payable by Seller and Vapor Canada with respect to any periods ending prior to the Effective Date. Seller will pay or cause to be paid in full all Taxes (other than Income Taxes) attributable to Vapor Canada and its operations and assets that were required to be paid on or before the Effective Date. With respect to Taxes (other than Income Taxes) attributable to Vapor Canada and its operations and assets prior to the Effective Date and that are first due and payable after the Effective Date, (i) Seller shall pay such Taxes if they were not accrued as liabilities on the

Closing Balance Sheet, and (ii) Buyer shall pay such Taxes if they were accrued as liabilities on the Closing Balance Sheet. Any transfer taxes payable in connection with the transactions contemplated hereby will be paid by Buyer or Seller in accordance with customary practice. Seller shall provide Buyer a copy of any Tax Return relating to Income Taxes which is described above in this subparagraph and which is required to be signed by Buyer or Vapor Canada not later than ten (10) days prior to the due date (including extensions) for filing such Tax Return.

                          (b)     Buyer shall be responsible for filing, or
causing to be filed, within the time and in the manner prescribed by law, all consolidated, combined or unitary Tax Returns relating to any Taxes (other than Income Taxes) payable by Vapor Canada, in each case, for all taxable periods beginning on or before the Effective Date to the extent that such Tax Returns are not required to be filed by Seller and Vapor Canada pursuant to the provision of Section 8.05(a) above. The liability for Taxes shown to be due on such returns shall be determined as provided in Section 8.05 above. Buyer shall be responsible for filing all Tax Returns required to be filed by Buyer or by or on behalf of Vapor Canada in connection with the business, operations and assets of Vapor Canada, after the Effective Date.

                          (c)     So long as no lien or attachment arises with
respect to Vapor Canada or any assets of Vapor Canada, Seller shall have full control and ultimate discretion over all actions to be taken or decisions to be made in the course of any audit or examination, or any subsequent proceedings, including settlement or other dispositions thereof: (i) with respect to any Taxes due and payable by Seller or Vapor Canada for any period ending on or prior to the Effective Date; and (ii) with respect to any Taxes which are payable in connection with any Tax Returns which Seller and Vapor Canada are required to file pursuant to the provisions of Section ? above. Seller shall reimburse Buyer and Vapor Canada for all reasonable out-of-pocket costs incurred by Buyer and Vapor Canada in connection with the taking of any action which Seller requests Buyer or Vapor Canada to take in the course of such audit, examination or subsequent proceeding. If any taxing authority shall take any action which may give rise to a claim by any such taxing authority that: (w) Vapor Canada has not filed any Tax Return relating to Income Taxes which is required with respect to any period ending on or before the Effective Date; or (x) Vapor Canada has not paid in full or owes any Taxes for any period ending on or before the Effective Date, then Buyer shall promptly notify Seller thereof in writing; provided, however, that any failure to notify Seller shall not release Seller from its obligation to file such Tax Returns or pay such Taxes as stated in this Section to the extent Seller would not be prejudiced thereby.

                          (d)     If, in response to any claim which is made by
any taxing authority to the effect that Vapor Canada owes any additional Taxes for any period ending on or before the Effective Date (including, but not limited to, the denial of a tax credit taken by Vapor Canada for any period ending on or before the Effective Date), Seller pays any amount to such taxing authority, Buyer shall, upon the written request of Seller, file (or take such action as may be necessary to cause Vapor Canada to file) a claim for refund with the appropriate taxing authorities with respect to any Taxes for any such period. Seller will provide Buyer or Vapor Canada with such information as may be reasonably necessary to enable Buyer or Vapor Canada, as the case may be, to file a claim for refund. Buyer and Vapor Canada shall, at the sole cost of Seller (including all reasonable out-of-pocket costs incurred by Buyer and Vapor Canada) promptly take all actions as may be reasonably requested by Seller to obtain such refund. Buyer acknowledges and agrees that any and all refunds of any Taxes paid or payable by Seller or by Vapor Canada in connection with the operations of Seller and Vapor Canada prior to the Effective Date shall be the property of Seller and such refunds, including any interest thereon actually received by Buyer, net of any additional Income Taxes imposed on Buyer or Vapor Canada for any period occurring after the Effective Date and which are attributable to the receipt of such refunds shall be paid by Buyer to Seller promptly after such refund is either received or credited against such liability of Buyer or Vapor Canada for Taxes. Buyer agrees that neither Buyer nor Vapor Canada have any right to carry back any loss incurred by Vapor Canada after the Effective Date to any period prior to the Effective Date.

                          (e)     To the extent that Buyer receives a tax
refund as a result of a deduction or credit relating back to the period prior to the Closing, Buyer or Vapor Canada will pay over to Seller the net amount realized by Buyer with respect thereto within 30 days of such receipt. To the extent that Seller receives a tax refund as a result of a deduction or credit relating to the period after the Closing, Seller will pay over to Buyer the net amount received by Seller with respect thereto within 30 days of such receipt.

                          (f)     Each party hereto shall provide the other
party with such assistance as may reasonably be requested by such party in connection with the preparation of any Tax Return or claim for refund, any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to the liability of Vapor Canada for any Taxes attributable to any period ending on or before the Effective Date.

                 8.06 Tax Refunds. Seller shall be entitled to any tax refund received by Buyer or Vapor Canada which is attributable to any Income Taxes payable by Seller or Vapor Canada with respect to any period ending on or prior to the Effective Date and any tax refund received by Buyer or Vapor Canada with respect to any Taxes (other than Income Taxes) payable for any periods ending prior to the Effective Date to the extent that the due date (including extensions thereof) for the filing of the Tax Return with respect to such Taxes (other than Income Taxes) and the payment of such

Taxes (other than Income Taxes) occurs prior to the Effective Date, but only to the extent that such refund is not reflected in the Closing Balance Sheet. Buyer agrees to notify Seller upon receipt of, and forthwith deliver to Seller duly endorsed in the name of Seller, any tax refund cheque or other evidence of payment in respect of any such tax refund, which refund cheque or other evidence of payment shall not be deposited into any bank account for collection and pending delivery to Seller shall be held by Buyer or Vapor Canada, in trust pending delivery to Seller; provided, however, that the amount of any additional liability imposed on Buyer or Vapor Canada for Taxes that are attributable to any such tax refund is simultaneously paid by Seller to Buyer.

                 8.07 Confidentiality. Each party hereto will hold and will cause its directors, officers, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been: (a) previously lawfully known by the party to which it was furnished, (b) in the public domain through no default of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and in any event such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof and software) shall be returned to the other party immediately upon the written request of such other party.

                 8.08     INTENTIONALLY DELETED.

                 8.09 Public Announcements. Prior to Closing, Buyer and Seller will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law.

                 8.10 Post-Closing Cooperation. After the Closing, without further consideration: (a) Seller shall take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Buyer may reasonably request to facilitate or effect the transactions contemplated by this Agreement; and (b) Buyer shall, and shall cause Vapor Canada, to take all such further actions and execute, acknowledge and deliver all such further consents and other documents as Seller may reasonably request in order to facilitate the transactions contemplated by this Agreement.

                 8.11     INTENTIONALLY DELETED

                 8.12 Brokers' and Finders' Fees. All fees and commissions referred to in Section 4.26 hereof will be paid by Seller and will not be charged to any Vapor Group Member after August 31, 1996.

                                   ARTICLE 9.
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

                 9.01 Survival of Representations. The representations and warranties made by Seller pursuant to Sections 4.04 and 4.05 hereof shall survive for a period of ten (10) years following the Closing Date, and the representations and warranties made by Seller pursuant to Section 4.22 hereof shall survive for a period equal to the applicable statute of limitations with respect to any taxes referred to therein. The representations and warranties contained in Sections 4.07, 4.08, 4.11, 4.12, 4.19 and 4.25 shall survive for a period of three (3) years after the Closing Date. All other representations and warranties contained in Articles 4 and 5 hereof shall survive for a period of two (2) years after the Closing Date.

                 As used herein, the term "Title Warranties" means the representations and warranties made by Seller pursuant to Sections 4.04 and
4.05 of this Agreement. As used herein, the term "Tax Warranties" means the representations and warranties made by Seller pursuant to Section 4.22 of this Agreement.

                 9.02 Statements as Representations. All statements contained in any Schedule delivered pursuant to Articles 4 and 5 hereof shall be deemed representations and warranties within the meaning of Section 9.01, above.

                 9.03 Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold harmless Buyer as provided for in Article 9 of the Other Purchase Agreement.

                 9.04 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller as provided for in Article 9 of the Other Purchase Agreement.

                 9.05             INTENTIONALLY DELETED.

                 9.06             INTENTIONALLY DELETED.

                 9.07 Litigation Cooperation. (a) Seller shall cooperate with Buyer and Vapor Canada and shall cause its officers, employees, agents, auditors and representatives to cooperate with Buyer and Vapor Canada in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which Buyer or Vapor Canada has undertaken the defense of in connection with Buyer's obligation to indemnify seller as provided for in Article 9 of the Other Purchase Agreement; provided that Buyer shall reimburse Seller and its officers, employees, agents, auditors and representatives for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

                          (b)     Buyer shall cooperate with Seller and shall
cause its officers, employees, agents, auditors and representatives to cooperate with Seller in connection with the investigation, prosecution, defense and settlement of any judicial or administrative proceeding or claim which Seller has undertaken the defense of in connection with Seller's obligation to indemnify Buyer as provided for in Article 9 of the Other Purchase Agreement provided that Seller shall reimburse Buyer and its officers, employees, agents, auditors and representatives for the reasonable out-of-pocket costs and expenses incurred in providing such assistance.

                 9.08 Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

                                  ARTICLE 10.
                            MISCELLANEOUS PROVISIONS

                 10.01 Knowledge. For purposes of this Agreement, the term "knowledge" with respect to (i) Seller means the actual knowledge of those persons identified in Schedule 10.01 attached hereto, and (ii) Buyer means the actual knowledge of Robert J. Brooks.

                 10.02 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto at any time with respect to any of the terms contained herein.

                 10.03 Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Chairman, President or a Vice President of Buyer or Seller, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                 10.04 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (a) if delivered by hand when delivered; (b) if by telex, telecopy, cable or overnight delivery when received, or (c) if by mail, five (5) days after being mailed, certified or registered mail, with postage prepaid:

                   (i)   If to Seller, to:

                          Mark IV Industries, Inc.
                          One Towne Centre
                          501 John James Audubon Parkway
                          Amherst, NY  14226

                          Attention:  John J. Byrne

                          with a copy to:

                          Gerald S. Lippes, Esq.
                          Lippes, Silverstein, Mathias & Wexler LLP
                          700 Guaranty Building
                          28 Church Street
                          Buffalo, New York 14202

or to such other person or address as Seller shall furnish to Buyer in writing.

                  (ii)    If to Buyer, to:

                          W&P Holding Corporation
                          200 West Ninth Street Plaza
                          Suite 207
                          Wilmington, Delaware 19801

                          Attention: Robert J. Brooks

                          with a copy to:

                          David L. DeNinno
                          Reed Smith Shaw & McClay
                          435 Sixth Avenue
                          Pittsburgh, Pennsylvania 15219


or to such other person or address as Buyer shall furnish to Seller in writing.

                          10.05  Assignment.  This Agreement and all of the
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign this Agreement to a subsidiary of Buyer, provided that no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve or impair Buyer of its obligations under this Agreement.

                          10.06  Governing Law and Jurisdiction. This Agreement
and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

                          10.07  Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                          10.08  Arbitration.  Any controversy, dispute or
claim (including Without limitation a Claim Pursuant to Section 9.03 hereof the dollar amount of which exceeds $250,000 U.S. or any collection of controversies, disputes or claims which together exceed $700,000 U.S. (a "Dispute") between the Parties arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration as Provided for in
Section 10.08 of the Other Purchase Agreement.

                          10.09  Headings.  The headings of the Sections and
Articles of this Agreement for are inserted for convenience only and shall not constitute a part or interpretation of this Agreement.

                          10.10  Entire Agreement.  This Agreement, including
the Exhibits hereto, the Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof together with the Other Purchase Agreement, sets forth the entire agreement and understandings of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

                          10.11  Third Parties.  Except as specifically set
forth or referred to herein, nothing herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                          10.12  Severability.  The invalidity or illegality of
any provision, term, or agreement contained in or made a part of this Agreement shall not affect the validity of the remainder of this Agreement.



                          IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                                     MARK IV INDUSTRIES LIMITED


                                     By:   /s/ John J. Byrne
                                         ----------------------------

                                     Title:  Vice President
                                            --------------------------


                                     WESTINGHOUSE RAILWAY HOLDINGS
                                     (CANADA) INC.

                                     By:   /s/ Robert J. Brooks
                                         -----------------------------

                                     Title:  Secretary
                                           ---------------------------


Westinghouse Air Brake Company hereby unconditionally guarantees and becomes surety for the payment and performance of all obligations of Buyer under this Agreement.


                                     WESTINGHOUSE AIR BRAKE COMPANY

                                     By:  /s/ Robert J. Brooks
                                        ------------------------------

                                     Title:  Vice President
                                           ---------------------------